Exhibit 99.2

Corporate Headquarters 1000 Bishops Gate Blvd., Suite 300 Mount Laurel, NJ 08054-4632
FOR IMMEDIATE RELEASE
For more information, call:
Kathleen Lang
Marketing Communications
856-206-4725
klang@medquist.com
MedQuist Names Peter Masanotti as Chief Executive Officer
Mount Laurel, NJ, September 4, 2008 — MedQuist Inc. (NASDAQ: MEDQ) today announced that it has named Peter Masanotti as its new Chief Executive Officer. He will join MedQuist on September 16, 2008, and comes to the company with extensive experience leading technology and business service organizations.
Mr. Masanotti, 53, was most recently managing director and global head of Business Process Sourcing at Deutsche Bank, where he was responsible for the offshore and onshore labor productivity and efficiency for the investment banking platform.
Previously, he was chief operating officer and executive vice president of OfficeTiger LLC, a judgment-based knowledge process outsourcing firm, servicing major investment banks and Fortune 500 corporations. Prior to that, he was chief operating officer of Geller & Company, a privately held finance and accounting outsourcing firm. He also held executive positions at Baltimore Technologies Inc., a Dublin, Ireland-based e-security solutions provider, and at International Telecommunication Data Systems Inc., a leading billing and customer care solutions provider to the wireless telecommunications industry.
Mr. Masanotti began his career at Kleban & Samor P.C., a Connecticut law firm, where he was managing partner. He is a cum laude graduate of Temple University of Law in Philadelphia and holds a bachelor’s degree in economics (magna cum laude) from the University of Connecticut-Storrs.
According to MedQuist Chairman of the Board Robert Aquilina, “Peter brings a wealth of background in leading global operational teams in both the technology and labor sectors, along with strategic product management and customer-focused service development. We are pleased to have an executive of his caliber at the helm of MedQuist during this exciting time.”
Mr. Aquilina confirmed that Mark Ivie, who had been serving as MedQuist’s interim president and CEO, will continue to serve as chief technology officer. He added, “The board of directors is very appreciative of the work Mark and the entire senior management team have completed over the past year to lead MedQuist into a new era.”
Mr. Masanotti commented, “I believe MedQuist is poised to grow and continue to lead the market for clinical documentation. I have been impressed with the board and the management team during our interactions to date, and look forward to working with the

Phone: (856) 206-4000	Fax: (856) 206-4020	www.medquist.com

team to drive the Company’s continued success.”
MedQuist is the largest Medical Transcription Service Organization (MTSO) in the world, and a leader in technology-enabled clinical documentation workflow. MedQuist’s enterprise solutions — including mobile voice capture devices, speech recognition, Web-based workflow platforms, and global network of medical editors — help healthcare facilities improve patient care, increase physician satisfaction, and lower operational costs. For more information, please visit www.medquist.com.
“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995: Statements in this press release regarding MedQuist’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Actual outcomes and results may differ materially from what is expressed or forecasted in forward-looking statements. As a result, forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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Phone: (856) 206-4000	Fax: (856) 206-4020	www.medquist.com